Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm


The Board of Directors
LeCroy Corporation:


We consent to the use of our reports dated September 14, 2005, with respect to the consolidated balance sheets of LeCroy Corporation and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005, incorporated by reference herein.

Our report dated September 14, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2005, contains an explanatory paragraph that states that management's assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of LeCroy Corporation and subsidiaries excluded an evaluation of the internal control over financial reporting of an acquired business, Computer Access Technology Corporation.


/s/ KPMG LLP


Short Hills, New Jersey
November 4, 2005